Exhibit 5.1

June 23, 2020

Kratos Defense & Security Solutions, Inc.

10680 Treena St.

Suite 600

San Diego, CA 92131

Ladies and Gentlemen:

We have acted as counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 15,525,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (which includes up to 2,025,000 shares that may be issued and sold pursuant to the exercise of an option, pursuant to an Underwriting Agreement, dated June 18, 2020 (the “Underwriting Agreement”), by and between the Company and Goldman Sachs & Co. LLC, as representative of the several Underwriters named in Schedule 1 thereto).

The Shares are registered pursuant to a Registration Statement on Form S-3ASR (File No. 333-220339) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 5, 2017. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, resolutions, certificates and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)	the base prospectus, dated September 5, 2017, in the form in which it appears in the Registration Statement at the time the Registration Statement became effective (the “Base Prospectus”);

(iii)	the final prospectus supplement, dated June 18, 2020, and filed by the Company with the Commission pursuant to Rule 424(b) under the Act on June 22, 2020 (together with the Base Prospectus, the “Prospectus Supplement”);

Kratos Defense & Security Solutions, Inc.
June 23, 2020

(iv)	the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, as amended from time to time;

(v)	the Company’s Second Amended and Restated Bylaws;

(vi)	the Underwriting Agreement;

(vii)	certain resolutions adopted by the Board of Directors of the Company on July 28, 2017, June 16, 2020 and June 18, 2020, certified by an officer of the Company as of the date hereof (collectively, the “Resolutions”); and

(viii)	a certificate of the Secretary of State of the State of Delaware certifying as to the formation and good standing of the Company under the laws of the State of Delaware as of June 16, 2020 and June 23, 2020 (together, the “Good Standing Certificate”).

For purposes of this letter, the terms “Registration Statement,” “Base Prospectus” and “Prospectus Supplement” shall include the documents incorporated by reference therein.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Kratos Defense & Security Solutions, Inc.

June 23, 2020

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Resolutions, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the offering of the Shares. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report of the Company on Form 8-K for incorporation by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP